UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 27, 2003

HEALTHTRAC, INC.

(Exact Name of Registrant as Specified in its Charter)

Canada	000-14356	91-1353658

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

539 Middlefield Road, Redwood City, California 94063

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 839-5500

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

ITEM 2. Acquisition or Disposition of Assets

     On October 23, 2003, Healthtrac, Inc., a Canadian corporation (“Healthtrac” or “Seller”), and Ultra Communications, Inc., a Delaware corporation (“Ultra” or “Buyer”), entered into an Asset Purchase Agreement (“Purchase Agreement”). In accordance with the Purchase Agreement, Ultra will acquire all Assets and current operating liabilities of NorthNet Telecommunications, Inc. d/b/a “NorthStar Telesolutions” an Illinois corporation ( “NorthStar”), a wholly owned subsidiary of Seller.

     NorthStar, founded in 1994, provides customer care solutions, billing support, account collections and after hours customer service to clients within the video/broadband market. NorthStar was acquired by Healthtrac in 2001. Since its acquisition, NorthStar has been an underperforming asset – unable to provide Healthtrac with ongoing income distributions. In addition, the sale of the call center business continues Healthtrac’s ongoing effort to focus on the healthcare segment.

     Under the terms of the agreement, Ultra Communications will pay Healthtrac $250,000 for the call center business’s assets and current operating liabilities at closing. The sale price was derived using a fair market analysis based on a multiple times operating results. The sale agreement further stipulates that for the first eight months proceeding the sale, Healthtrac will have the option to conduct an independent fair market valuation and provides a buy back provision allowing Healthtrac to repurchase the business for the original sale price plus applicable interest. Ultra is solely owned by Josh Thackery, NorthStar’s current President.

     A copy of the Asset Purchase Agreement is attached hereto as an exhibit and is incorporated herein by reference.

ITEM 7. Financial Statements and Exhibits

2.1	Asset Purchase Agreement dated as of October 23, 2003, by and between Healthtrac, Inc., and Ultra Communications, Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned hereunto duly authorized.

HEALTHTRAC, INC.

Date: October 28, 2003	By:	/s/ EDWARD W. SHARPLESS

Edward W. Sharpless, President and Chief Executive Officer

Exhibit Index

2.1	Asset Purchase Agreement dated as of October 23, 2003, by and between Healthtrac, Inc., and Ultra Communications, Inc.